Exhibit 5.1

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Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

September 7, 2011

H.J. Heinz Company

1 PPG Place, Suite 3100

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

H.J. Heinz Company, a Pennsylvania corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (a) debt securities of the Company (the “Debt Securities”) to be issued under the Indenture dated as of July 15, 2008 (the “Indenture”) between the Company and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as trustee (the “Trustee”), (b) warrants of the Company (the “Warrants”) to be issued under one or more warrant agreements (each a “Warrant Agreement”) between the Company and a warrant agent to be named therein, (c) purchase contracts (the “Purchase Contracts”) to be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) between the Company and a purchase contract agent to be named therein, and (d) units (the “Units”) to be issued under one or more unit agreements (each, a “Unit Agreement”) between the Company and a unit agent to be named therein.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion:

1.

When the Indenture and the supplemental indenture, if any, to be entered into in connection with the issuance of a particular series of Debt Securities have been duly authorized, executed and delivered by the Trustee and the Company; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture; such Debt Securities have been duly executed and authenticated in accordance with the Indenture; and the Debt Securities have been delivered to the initial purchasers thereof against payment therefor, such Debt Securities will constitute valid and binding

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obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.	When the Warrant Agreement to be entered into in connection with the issuance of a particular series of Warrants has been duly authorized, executed and delivered by the parties thereto; the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement; such Warrants have been executed, authenticated and issued in accordance with the Warrant Agreement; and such Warrants have been delivered to the initial purchasers thereof against payment therefor, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.	When the Purchase Contract Agreement to be entered into in connection with the issuance of a particular series of Purchase Contracts has been duly authorized, executed and delivered by the parties thereto; the specific terms of the Purchase Contracts have been duly authorized and established in accordance with the Purchase Contract Agreement; such Purchase Contracts have been duly executed, authenticated and issued in accordance with the Purchase Contract Agreement; and such Purchase Contracts have been delivered to the initial purchasers thereof against payment therefor, such Purchase Contracts will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

4.	When the Unit Agreement to be entered into in connection with the issuance of a particular series of Units has been duly authorized, executed and delivered by the Company and parties thereto; the specific terms of the Units have been duly authorized and established in accordance with the Unit Agreement; such Units have been duly executed, authenticated and issued in accordance with the Unit Agreement; and such Units have been delivered to the initial purchasers thereof against payment therefor, such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any security, (i) the Board of Directors of the Company shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation in good standing under the laws of the State of Pennsylvania; (iii) each other party to the Indenture, the applicable Warrant Agreement, the applicable Purchase Contract Agreement or the applicable Unit Agreement is, and shall remain, validly existing as a corporation in good standing under the laws of its jurisdiction of organization;

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(iv) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (v) the Indenture is a valid, binding and enforceable agreement of the Trustee and the supplemental indenture, if any, is a valid, binding and enforceable agreement of the parties thereto; (vi) the applicable Warrant Agreement is a valid, binding and enforceable agreement of each party thereto; (vii) the applicable Purchase Contract Agreement is a valid, binding and enforceable agreement of each party thereto; (viii) the applicable Unit Agreement is a valid, binding and enforceable agreement of each party thereto; and (ix) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company. In addition, we express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of the Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP